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                                                                  EXHIBIT 99.18
                                                                     9.5% Trust

                             CONSENT AND AGREEMENT

  THIS CONSENT AND AGREEMENT (this "Agreement ") is executed and delivered by the individual or entity whose name appears in the signature block at the end of this Agreement (the "Undersigned ").

                            PRELIMINARY STATEMENTS

  A. A Delaware voting trust commonly known as the 9.5% Voting Trust (the "Trust ") was formed in 1989 pursuant to an agreement entitled "July 3, 1989 Voting Trust Agreement" dated as of July 7, 1989 (the "Trust Agreement ").

  B. Wachovia Bank of Georgia, N.A. is the duly appointed and acting trustee under the Trust Agreement (in such capacity, the "Trustee ").

  C. The Trustee is the record holder of (i) 6,314.27 shares of common stock ("THC Common Stock "), par value $1.00 per share, of The Hughes Corporation, a Delaware corporation ("THC "), and (ii) 950,000 Class 1 LP Units ("Class 1 Units ") of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP ").

  D. The Undersigned is the owner and holder of a Voting Trust Certificate heretofore issued under the Trust Agreement (the "Trust Certificate ") with respect to a portion of the shares of THC Common Stock and Class 1 Units of HHPLP referred to above.

  E. The Undersigned has heretofore received a copy of the Proxy
     Statement/Prospectus, dated May  , 1996 (the "Proxy
     Statement/Prospectus "), relating (among other things) to a joint special meeting of the stockholders of THC and the holders of Class 1 Units of HHPLP to be held in Houston, Texas on June 12, 1996 (the "Joint Special Meeting ").

  F. At the Joint Special Meeting, the record holders of the outstanding shares of THC Stock will consider and vote upon the merger ("Merger 1 ") of THC with and into TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of The Rouse Company, a Maryland corporation ("Rouse "), pursuant to the terms of the Agreement and Plan of Merger attached as Appendix A to the Proxy Statement/ Prospectus (as amended, the "Merger 1 Agreement ").

  G. Also at the Joint Special Meeting, the record holders of the outstanding Class 1 Units of HHPLP will consider and vote upon the merger ("Merger 2 ") of TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Rouse, with and into HHPLP pursuant to the terms of the Agreement and Plan of Merger attached as Appendix B to the Proxy Statement/Prospectus (as amended, the "Merger 2 Agreement ").

  H. At the closing of Merger 1, Rouse will execute and deliver a Contingent Stock Agreement in the form attached as Appendix D to the Proxy Statement/Prospectus (the "Contingent Stock Agreement ").

  I. HHPLP will make a special distribution (as more particularly described in the Proxy Statement/Prospectus, the "Special Distribution ") to the holders of the Class 1 Units of HHPLP immediately prior to, but conditioned upon the closing of, Merger 1 and Merger 2 (collectively, the "Mergers ").
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  J. The Undersigned is entering into this Agreement in order to facilitate the implementation and consummation of Mergers and the other transactions described in the Proxy Statement/Prospectus.

  NOW, THEREFORE, in consideration of the matters set forth in the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes stated in this Agreement and the Proxy Statement/Prospectus, the Undersigned, intending to be legally bound, hereby agrees as follows:

    Section 1. Consents, Approvals, etc. The Undersigned irrevocably and unconditionally:

      (a) authorizes, empowers and directs the Trustee to (i) represent the Trust at the Joint Special Meeting and (ii) with respect to all shares of THC Common Stock and Class 1 Units of HHPLP (including those represented by the Trust Certificate) held of record by the Trustee in which the Undersigned owns or claims a beneficial interest pursuant to the Trust Agreement, to vote such shares of THC Common Stock and Class 1 Units of HHPLP in favor of the approval and adoption of the Merger 1 Agreement and the Merger 2 Agreement (collectively, the "Merger Agreements ");

      (b) approves the Mergers and all other transactions contemplated by Merger Agreements, including, but not limited to, the Special
    Distribution;

      (c) approves, ratifies and confirms all actions taken by or on behalf of the Trust, the Trustee, THC, HHPLP and/or The Howard Hughes Corporation, a Delaware corporation, in connection with the Merger Agreements and the Contingent Stock Agreement and the transactions contemplated thereby;

      (d) authorizes, empowers and directs the Trustee to give such instructions to Rouse and/or its transfer agent as the Trustee deems necessary or appropriate to cause all (i) shares of common stock, par value $0.01 per share, of Rouse ("Rouse Common Stock "), (ii) other securities of Rouse and (iii) cash, issuable or payable to the Trustee pursuant to the Mergers and the Contingent Stock Agreement in exchange for shares of THC Common Stock and Class 1 Units of HHPLP held of record by the Trustee, to be issued and registered in the names of, or paid to, as applicable, the beneficiaries of the Trust in proportion to their respective interests in the Trust;

      (e) authorizes, empowers and directs the Trustee to make such representations as Rouse may request regarding the absence of any plan or intention on the part of the Trustee to sell or otherwise dispose of any shares of Rouse Common Stock received by the Trustee in the Mergers (other than to the beneficiaries of the Trust);

      (f) adopts and approves the Contingent Stock Agreement in all respects;

      (g) approves, ratifies and confirms appointment of the Representatives (as defined in the Contingent Stock Agreement) and all actions taken or omitted (whether before, on or after the date hereof) by or on behalf of the Representatives pursuant to the terms of the Contingent Stock Agreement, including, but not limited to, (i) the establishment of the Escrow Account (as defined in the Contingent Stock Agreement) and the withdrawal and disbursement of funds on deposit therein and (ii) the exercise by the Representatives of all of the powers, rights, privileges and remedies conferred, or purported to be conferred, upon them under the Contingent Stock Agreement; and

      (h) waives compliance with any provision of the Trust Agreement which is contrary to or inconsistent with any of the actions described or referred to in the foregoing clauses (a) through (g).

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    Section 2. Acknowledgments. The Undersigned acknowledges receipt of (i)
  true and complete copies of the Proxy Statement/Prospectus (including the attachments thereto) and (ii) such other information as the Undersigned has requested in connection with this Agreement and the matters referred to herein, including the Mergers.

    Section 3. Binding Effect; Benefit and Burden. This Agreement shall survive the death, disability, incompetency or bankruptcy of the Undersigned and the transfer or assignment of the Trust Certificate and the termination of the Trust and shall extend to, and be binding upon, the Undersigned's heirs, legal representatives, personal representatives, successors and assigns. This Agreement is intended for the benefit of the Trustee and the Representatives and their respective heirs, legal representatives, personal representatives, successors and assigns.

  IN WITNESS WHEREOF, the Undersigned has executed this Agreement this   day
of    , 1996.

                                          Signature: __________________________

                                          Printed Name: _______________________

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